UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 26, 2005

HARRIS INTERACTIVE INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27577	16-1538028

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

135 Corporate Woods, Rochester, New York	14623

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number Including Area Code: (585) 272-8400

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 26, 2005, Harris Interactive Inc. (the “Company”) entered into a letter agreement (the “Termination Letter”) with Theresa A. Flanagan, under which Ms. Flanagan’s employment as Group President, Customer Loyalty Management of the Company was terminated, effective June 30, 2005. The Termination Letter constitutes a notice of nonrenewal under, and amends certain provisions of, Ms. Flanagan’s Employment Agreement dated as of January 1, 1999 with the Company, as successor-in-interest to Total Research Corporation (the “Employment Agreement”).

Under the terms of the Termination Letter, Ms. Flanagan will continue to be paid her current bi-weekly salary, less standard deductions, through and including September 29, 2006 (the “Severance Period”), in the same manner and frequency as she received her salary prior to the termination, rather than receiving severance in a lump sum as provided by the Employment Agreement. The Termination Letter further provides that Ms. Flanagan will continue to be bound by the non-competition, non-solicitation and non-disclosure provisions of the Employment Agreement through the end of the Severance Period, rather than through June 30, 2007 as would have been provided by the Employment Agreement. The Amendment also changes certain administrative provisions of the Employment Agreement.

The remaining provisions of the Termination Letter confirm the treatment of certain payments and benefits to Ms. Flanagan upon termination pursuant to the original terms of the Employment Agreement. Under the Termination Letter, Ms. Flanagan will be eligible to receive payment of her fiscal 2005 bonus, in cash and at the same time as bonuses are paid by the Company to its executives generally. Ms. Flanagan will also be entitled to receive certain health and dental insurance benefits during the Severance Period, provided that the Company will not be obligated to provide health or dental benefits if Ms. Flanagan becomes employed or begins to perform work for which she is eligible to receive health benefits. She will also be entitled to receive a payment equal to the value of her unused vacation, and will be eligible to exercise all vested options to purchase shares of the Company’s common stock at any time prior to and including the Severance Period.

A copy of the Termination Letter is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

As described in Item 1.01 above, all provisions of Ms. Flanagan’s Employment Agreement were superseded and replaced by the provisions of the Termination Letter. The payments made to Ms. Flanagan under the Termination Letter will be in lieu of any payments that would have been made to her under the Employment Agreement.

The Employment Agreement had an initial term that expired June 30, 2000, but was automatically extended for an additional one-year term and would automatically be extended for additional successive one-year terms unless either party gave the other party written notice of nonrenewal at least six months prior to the expiration of the then-current term. As indicated in Item 1.01 above, the termination of Ms. Flanagan’s employment is effective June 30, 2005, notwithstanding the fact that the Company provided notice of nonrenewal less than six months prior to such date.

Under the Employment Agreement, Ms. Flanagan received a base salary of $135,000 per year, was eligible receive an annual performance bonus based on 20% of her base salary, and was eligible to receive awards under the Company’s equity incentive plans as in effect from time to time. The Employment Agreement further provided that Ms. Flanagan was entitled to participate in such of the Company’s employee benefit plans and programs and pension, retirement, savings and other plans and programs as were made available by the Company to its senior executives generally, and was entitled to four weeks’ paid vacation annually.

The Employment Agreement also provided generally that upon the Company’s termination of Ms. Flanagan’s employment other than for disability or “cause” (as defined in the Employment Agreement), or upon Ms. Flanagan’s termination of her employment for “good reason” (as defined in the Employment Agreement), the Company would pay Ms. Flanagan a lump sum cash payment equal to her base salary for a period equal to the greater of (i) the date of termination through the first anniversary of the date of delivery of a proper notice of termination or nonrenewal of employment, or (ii) the then remaining term. The Employment Agreement also included non-competition, non-solicitation and non-disclosure obligations on the part of Ms. Flanagan, which obligations will continue after Ms. Flanagan’s termination to the extent described under Item 1.01 above.

A copy of Ms. Flanagan’s Employment Agreement was filed as Exhibit 10.34 to the Company’s Form 10-K for the fiscal year ended June 30, 2003, as filed with the Securities and Exchange Commission on September 26, 2003.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)    Exhibits.

Exhibit 10.1	Letter agreement between Harris Interactive Inc. and Theresa A. Flanagan, dated as of April 26, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS INTERACTIVE INC.
(Registrant)

By: /s/ Frank J. Connolly, Jr.

Name: Frank J. Connolly, Jr.
Title: Chief Financial Officer
and Corporate Secretary
(Principal Financial Officer)
Dated: April 29, 2005

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1	Letter agreement between Harris Interactive Inc. and Theresa A. Flanagan, dated as of April 26, 2005